As filed with the Securities and Exchange Commission on June 20, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DAVE & BUSTER’S ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	35-2382255
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1221 S. Belt Line Rd., Suite 500 Coppell, TX 75019
(Address of principal executive offices)

Dave & Buster's Entertainment, Inc.
2025 Omnibus Incentive Plan
(Full title of the plan)

Rodolfo Rodriguez, Jr.
SVP, Chief Legal Officer and Corporate Secretary
Dave & Buster's Entertainment, Inc.
1221 S. Belt Line Rd., Suite 500
Coppell, Texas 75019
214-500-0104
(Name, address, telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Dave & Buster’s Entertainment, Inc., a Delaware corporation (the “Registrant” or the “Company”), relating to 4,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable under the Dave & Buster’s Entertainment, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
•the Company’s Annual Report on Form 10-K for the year ended February 4, 2025, filed with the Commission on April 7, 2025;
•the Company’s Quarterly Report on Form 10-Q for the quarterly period ended May 6, 2025, filed with the Commission on June 10, 2025;
•the Company’s Current Report on Form 8-K filed with the Commission on May 2, 2025 and June 13, 2025;
•and the description of common stock set forth in the Company’s registration statement filed with the Commission on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 6, 2014, and any amendment or report filed for the purpose of updating that description, including Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on June 10, 2021.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission) and, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”) and Fifth Amended and Restated Bylaws (the “Bylaws”) provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding. In addition to this provision in the Bylaws, the Company has entered into indemnification agreements with each of its directors and officers that provide the same indemnification by the Company as described above.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions), (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, in any action by or in the right of the corporation. The Charter provides for such limitation of liability for the benefit of the Company’s directors.
The Company maintains standard policies of insurance under which coverage is provided (a) to the Company’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.
Not applicable.
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Item 8. Exhibits.

Exhibit No.	Description
4.1
Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on June 12, 2017 (No. 001-35664))

4.2
Fifth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 4, 2025, filed with the Commission on April 7, 2025 (No. 001-35664))

5.1*	Opinion of Sidley Austin LLP
10.1*	Dave & Buster's Entertainment, Inc. 2025 Omnibus Incentive Plan
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Sidley Austin LLP (included in the opinion as Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page)
107.1*	Calculation of Filing Fee Table

* Filed herewith.

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Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

i.to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(a)provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Coppell, State of Texas.

DAVE & BUSTER’S ENTERTAINMENT, INC.

Date: June 20, 2025	By:	/s/ Darin Harper
Darin Harper
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Kevin M. Sheehan and Rodolfo Rodriguez, Jr., or either of them, each acting alone, his/her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, we have signed in our indicated capacities on June 20, 2025

By:	/s/ Kevin M. Sheehan	Interim Chief Executive Officer and Director
	Kevin M. Sheehan	(Principal Executive Officer)

By:	/s/ Darin Harper	Chief Financial Officer
	Darin Harper	(Principal Financial and Accounting Officer)

By:	/s/ James Chambers	Director
James Chambers

By:	/s/ Hamish A. Dodds	Director
Hamish A. Dodds

By:	/s/ Nathaniel J. Lipman	Director
Nathaniel J. Lipman

By:	/s/ Scott Ross	Director
Scott Ross

By:	/s/ Atish Shah	Director
Atish Shah

By:	/s/ Allen R. Weiss	Director
Allen R. Weiss
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